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                                                                   EXHIBIT 10.30


                          ENGLISH-LANGUAGE SUMMARY OF:

AGREEMENT executed on October 1, 2002 by and between

W.H.L. Grundstucksgemeinschaft GbR, with an address at Immigrather Street 51, 42799 Leichlingen, Germany, (hereinafter referred to as the "Landlord"), with Mr. Alfried Lages acting with authority on the Landlord's behalf,

and

Kourion Therapeutics AG, Himmelgeister Street 248, 40225 Dusseldorf, Germany (hereinafter referred to as the "Tenant") with Dr. Hans-Dieter Royer or Mr. Jurgen Peter acting with authority on the Tenant's behalf.

** NOTE: The following summary is an English-language summary of a German-language agreement; it is not a translation of such agreement. This summary has been prepared and filed with the U.S. Securities and Exchange Commission by the Registrant in accordance with subparagraph (c)(3) of Rule 403 promulgated under the Securities Act of 1933, as amended. **

                                     SUMMARY

1)    RENTAL PROPERTY

      a) Leased property location: 98 Berghausener Street, 40764 Langenfeld, Germany.

      b)    Leased property consists of:

            i)    3,360.0 square meters of real estate property;

            ii)   A 1,694.50 square meter office and laboratory space of which
                  809.42 square meters consists of laboratory space; and

            iii)  45 parking spaces.

      c) Access to the leased property is set forth in Layout 2 of the site plan relating to the leased property.

      d) The Landlord shall construct an office building and laboratory facility. The fit out of the building and leased floor space is as set forth in layout 3 of the Agreement. In the event that a provision of the fit out plans is not complete or is not adequately described, the parties shall develop a mutually agreed upon alternative. The landlord warrants in all events that the leased property shall comply with the applicable safety standards, and further warrants that all times during the term of this lease, the Landlord shall comply with any additional applicable safety


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            standards. The Landlord shall take into consideration the Tenant's desired alterations in the fit out of the facility, provided that the Tenant shall be responsible for any cost overruns associated with such alterations. The Landlord shall notify the Tenant of any cost overruns relating to such alterations. Within five business days of receipt of such notice and estimated cost overrun, the Tenant shall notify the Landlord of whether or not to proceed with such alteration.

      e) The Tenant warrants that it shall hold and maintain the leased property in good care in accordance with the Agreement.

2)    PERMITTED USE OF PROPERTY

      a) The leased property may be used solely for purposes of conducting research and development and as an administrative facility. The Tenant is prepared to utilize the leased property solely for such research and administrative purposes.

      b) The Tenant is required to notify the Landlord of any proposed alternative uses of the leased property. The Tenant agrees that it shall bear all of the expenses associated with any alterations relating to such alternative uses of the leased property.

3)    TERM

      a)    Term of the lease: five years, beginning on June 1, 2003.

      b) After the initial term of the lease, the term is (automatically) extended for one-year periods, provided that the lease is not terminated by the Tenant upon six months' advance notice to the Landlord. The Landlord may not terminate the lease for a period of ten years beginning from the effective date of the lease. If the Landlord desires to terminate the lease after such ten year period, the notice period is two years.

      c) The Tenant shall provide an irrevocable standby letter of credit in an amount equal to six-months' rent from a German bank or savings institution. The Tenant may substitute the standby letter of credit with another letter of credit of equal value during the term of the lease.

      d) The rental period shall begin on the day the leased property is delivered.

      e) [Details in the Agreement related to construction are not summarized here because they are immaterial.]

      f) In the event the Landlord does not deliver the leased property to the Tenant on or before June 1, 2003, the Landlord shall pay the Tenant a penalty of 630.58 euros per business day, up to a maximum of six-months' rent.

4)    RENTAL RATE: The monthly rental rates are as follows:

Laboratory facility:        809.42 sq. meters X 12.54 euros =    10,153.44 euros
Administrative offices      885.08 sq. meters X  9.01 euros =     7,977.71 euros

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Parking spaces              45 spaces         X 25.00 euros =     1,125.00 euros

Total:                                                           19,256.15 euros

Utilities                                                           482.75 euros
Total:                                                           19,738.90 euros

16% Added Value Tax                                              3,158.222 euros

Total:                                                           22,897.12 euros

[Payment instructions set forth in the Agreement are not summarized here because they are immaterial.]

5)    UTILITIES AND INSURANCE

      a) The following utilities are included in the above utilities line item:

            general maintenance
            street cleaning
            sewer
            chimney sweeping
            trash removal
            security
            grounds keeping

      b) Gas, water and electricity are metered and are the responsibility of the Tenant.

6)    ADJUSTMENTS FOR COST INCREASES

      a) The monthly rental rate is subject to adjustment from time to time. The Landlord shall have the right to increase the monthly rental rate in the event the German private household standard of living index (as of 1995 = 100), as reported from time to time by the German Bureau of Statistics, increases by more than 10%.

      b) The Landlord is not entitled to any such adjustment before January 1, 2004. Thereafter, the monthly rental rate may be increased a minimum of 3% and no more than 5% of the monthly rental rate from the effective date of the Adjustment.

7)    RIGHTS, REDUCTIONS AND WITHHOLDING RIGHTS


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      a)    Tenant may only claim a right of set-off towards claims of the
            Landlord if the Tenant's counter-claims are undisputed and legally binding.

      b)    The right to withhold any rent payment is prohibited.

8)    MAINTENANCE AND REPAIR

      a) Tenant is responsible for all "minor repairs" within the leased property.

      b) The Landlord is responsible for the maintenance and repair of exterior of the leased property. Any renovations of the exterior of the leased property or the leased floor space shall require the prior consent of the Tenant.

      c) "Minor Repairs" in Section 1 of this Article 8 shall mean any repair in each case at an expense of no more than 250 euros, and in any event such Minor Repairs shall not exceed EUR 1,000 annually.

      d) The Tenant is responsible for all expenses relating to security and cleaning the leased property. The Tenant is responsible for snow and ice removal on all walkways, entrances and parking spaces.

      e) The Landlord is responsible for trash removal provided that the Tenant shall have a designated location in which to store its trash containers.

9)    ALTERATIONS

      a) The Tenant is permitted to make alterations to the leased property with the prior consent of the Landlord.

10)   FIXTURES AND FURNISHINGS IN THE LEASED PROPERTY

      a) The Tenant is permitted to furnish the leased property with its own furnishings.

      b) At the expiration of the lease term, the Tenant may remove all furnishings and fixtures. To the extent the Tenant does not avail itself of this right, the Tenant shall not have any right to payment for fixtures that remain on the property.

11)   INSPECTION RIGHTS

      a) The Landlord may enter the leased property for inspection purposes only; provided that the Tenant shall designate a representative of the Tenant who will accompany the Landlord during such inspections. The Tenant may prohibit access to certain areas of the leased property due to confidentiality and other risk concerns.

12)   SIGNAGE

      a) The Tenant shall have the right to install a sign and other certain advertising on the exterior of the leased property provided that the Tenant shall bear the expense of such signs. At the end of the lease term, the Tenant is required to remove all signs previously installed by the Tenant.


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13)   SUBLEASE

      a) The Tenant shall have the right to sublease the leased property, provided the tenant uses the property in accordance with the permitted use as set out in Article 2 of this agreement. The prior consent of the Landlord is only necessary if the subtenant intends to use the property otherwise, unreasonably withheld. A corporate restructuring of the Tenant or an assignment to an affiliate of the Tenant shall not be deemed a sublease or an assignment of this Agreement.

      b) The Tenant shall promptly inform the Landlord of a change of corporate form of the Tenant

14)   RETURN OF LEASED PROPERTY

      a) Upon the expiration of the lease term, the Tenant shall vacate the leased property and return all keys relating to the leased property.

      b) Upon the expiration of the lease term, the leased property shall be returned to the Landlord in its original state, except for normal wear and tear.

15)   TERMINATION

      a) The Agreement can be terminated under usual and customary conditions.

16)   SEVERABILITY CLAUSE

      a) Should any provision of the Agreement be deemed partially or totally unenforceable, the validity and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby; and such invalid or unenforceable provision shall be construed so that it will have the meaning as closely as possible to the intended meaning between the parties.

17)   FORMALITIES

      a) This Agreement and its exhibits have been simultaneously reviewed and executed. Both parties have received a copy thereof.

18)   EXHIBITS

      a)    Exhibit 1     Form of certificate of authority for Mr. Alfried Lages

      b)    Exhibit 2     Floor Plan

      c)    Exhibit 3     Construction and build-out Agreement



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